(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Variable Products Trust

We consent to the use of our report dated February 19, 2010, with respect to the financial statements of ING MidCap Opportunities Portfolio, ING SmallCap Opportunities Portfolio, and ING International Value Portfolio, each a series of ING Variable Products Trust, as of December 31, 2009, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
April 28, 2010